EXHIBIT 10.20

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CITIZENS FINANCIAL GROUP, INC.

DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED JANUARY 1, 2009

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(i)

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3.4	Elections for Part-Years	7
3.5	Limitation on Deferral	8
3.6	Modification of Deferral Commitment	8
3.7	Change in Employment Status	8
3.8	Cessation of Deferrals	8

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT		8
4.1	Accounts	8
4.2	Elective Deferred Compensation	8
4.3	401(k) Excess Benefit	9
4.4	Excise Tax and Lost Benefit Makeup	9
4.5	Investment Credit	9
4.6	Determination of Accounts	9
4.7	Vesting of Accounts	9
4.8	Statement of Accounts	9
4.9	Participant Selection of Investment Indices	10

ARTICLE V - DISTRIBUTION OF BENEFITS		10
5.1	Retirement Benefit	10
5.2	Termination Benefit	10
5.3	Death Benefit	10
5.4	In-Service Withdrawals Other Than Hardship	11
5.5	Hardship Distributions	11
5.6	Form of Benefit Payment	11
5.7	Small Account(s)	12
5.8	Accelerated Distribution	12
5.9	Withholding; Payroll Taxes	13
5.10	Payment to Guardian	13

ARTICLE VI - BENEFICIARY DESIGNATION		13
6.1	Beneficiary Designation	13
6.2	Changing Beneficiary	13
6.3	Community Property	13
6.4	No Beneficiary Designation	14
6.5	Effect of Payment	14

ARTICLE VII - ADMINISTRATION		15
7.1	Committee; Duties	15
7.2	Agents	15
7.3	Binding Effect of Decisions	15
7.4	Indemnity of Committee	15

ARTICLE VIII - CLAIMS PROCEDURE		15
8.1	Claims Procedures	15
8.2	Legal Fees and Expenses and Continuation of Benefits	17

(ii)

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ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN		18
9.1	Amendment	18
9.2	Employer’s Right to Terminate	18

ARTICLE X - MISCELLANEOUS		18
10.1	Unfunded Plan	18
10.2	Company and Employer Obligations	19
10.3	Unsecured General Creditor	19
10.4	Trust Fund	19
10.5	Non-assignability	19
10.6	Not a Contract of Employment	20
10.7	Protective Provisions	20
10.8	Terms	20
10.9	Captions	20
10.10	Governing Law	20
10.11	Validity	20
10.12	Notice	20
10.13	Successors	21

(iii)

CITIZENS FINANCIAL GROUP, INC.

DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED JANUARY 1, 2009

ARTICLE I - PURPOSE; EFFECTIVE DATE

The purpose of this Deferred Compensation Plan (the “Plan”) is to provide current tax planning opportunities, as well as supplemental funds for retirement or death for selected employees of Citizens Financial Group, Inc. (the “Company”) or its affiliates. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan shall be effective as of January 1, 1995. This Plan is an Amendment and Restatement of the Deferred Compensation Plan for Key Officers which was executed on August 25, 1998 (the “Key Officers’ Plan”) and the Deferred Compensation Plan for Key Executives which was executed on August 25, 1998 (the “Key Executives’ Plan”). This Plan is amended and restated January 1, 2009 to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and to freeze the Plan.

ARTICLE II - DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Account

“Account” means the bookkeeping accounts maintained by the Employer in accordance with Article IV to track deferral of Compensation and credits of 401(k) Excess Benefit pursuant to this Plan and Investment Credit thereon. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind. “Pre-2005 Account” means the vested amount standing to the credit of a Participant’s bookkeeping account as of December 31, 2004 and Investment Credit thereon. “Post-2004 Account” means the amount credited to a Participant’s bookkeeping account after December 31, 2004 and the amount credited to a Participant’s bookkeeping account before January 1, 2005 but which becomes vested after December 31, 2004, and Investment Credit thereon. The Employer shall maintain multiple sub-accounts within the Pre-2005 Account and the Post-2004 Account to reflect different types of compensation being deferred and different years in which compensation is deferred.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.3	Board

“Board” means the Board of Directors of the Company.

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2.4	Change in Control

A “Change in Control” shall mean:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, RBS or RBSG or any of their affiliates (a “Third Party”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of all classes of stock of the Company, RBS or RBSG, as the case may be;

(b) There occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, RBS or RBSG (a “transaction”), in each case with respect to which the stockholders of RBSG immediately prior to such transaction do not immediately after the transaction own, directly or indirectly, more than fifty percent (50%) of the total voting power of all classes of stock of the Company, RBS or RBSG, as the case may be, or other corporation resulting from each transaction;

(c) Individuals who, as of the effective date of this Plan, constitute the Board of Directors of RBSG (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of RBSG; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the shareholders of RBSG was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(d) All or substantially all of the assets of the Company, RBS and/or RBSG are liquidated or distributed or sold or otherwise transferred to a Third Party.

2.5	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.6	Committee

“Committee” means the Executive Management Committee of the Company.

2.7	Company

“Company” means Citizens Financial Group, Inc., a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

2.8	Compensation

“Compensation” means total cash compensation, including annual bonuses, hiring bonuses and long-term incentive awards paid by the Employer, and before reduction for amounts deferred under this Plan or any tax-qualified Plan sponsored by the Employer which permits deferral of current compensation. Compensation does not include expense reimbursements, overtime, any form of non-cash compensation or benefits.

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2.9	Deferral Commitment

“Deferral Commitment” means one or more of the commitments made by a Participant pursuant to Article III and for which a Participation Agreement has been submitted by the Participant to the Committee.

2.10	Determination Date

“Determination Date” means the last day of each calendar month prior to April 1, 1999. Commencing April 1, 1999, the Determination Date is the last day of each calendar month and any other date which is specified by the Committee.

2.11	Disability

“Disability” with respect to the Pre-2005 Account of a Participant means a physical or mental condition which, in the opinion of the Committee, prevents the Participant from satisfactorily performing the Participant’s usual duties for Employer. The Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee. With respect to the Post-2004 Account of a Participant, a Participant is considered to have incurred a Disability if he or she is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

2.12	Early Retirement Date

“Early Retirement Date” means the date prior to his or her Normal Retirement Date on which the Participant actually Separates from Service following the attainment of age 55 and completion of five (5) Years of Service (for this purpose “Years of Service” shall be as defined in the Citizen Pension Plan).

2.13	Elective Deferred Compensation

“Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.14	Employee

“Employee” shall mean a person, other than an independent contractor, who is receiving remuneration for services rendered to the Employer (or who would be receiving such remuneration except for an authorized leave of absence) as a key officer of the Employer as determined by the Committee under Article III.

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2.15	Employer

“Employer” means the Company and any affiliated or subsidiary corporations designated by the Board.

2.16	Employer Plans

“Employer Plans” shall mean any employee benefit plan or contract from which benefits may be payable to the Participant.

2.17	Employment

“Employment” means a Participant’s ongoing service with the Employer.

2.18	Excess Compensation

“Excess Compensation” for any Plan Year means compensation payable to a Participant that is in excess of the limitation imposed by Section 401 (a)(17) of the Code. Compensation for this purpose means compensation that if deferred would have entitled the Participant to a matching contribution under the 401(k) Plan but for the limitation imposed by Section 401(a)(17) of the Code.

2.19	Financial Hardship

“Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

2.20	Grandfathered Participant

“Grandfathered Participant” means a Participant who previously participated in the Key Executives’ Plan and was hired before January 1, 2001.

2.21	Investment Credit

“Investment Credit” means, with respect to any calendar month, earnings computed at the rate of 10 Year Treasury Notes + 2% until April 1, 1999.

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After April 1, 1999, “Investment Credit” means the hypothetical appreciation or depreciation in the net asset value, and the reinvestment of cash distributions, of the investment index or indices selected by the Participant in accordance with Section 4.9.

2.22	Newly Eligible Participant

“Newly Eligible Participant” shall be an eligible Employee who is not eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A of the Code and the guidance issued thereunder.

2.23	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coinciding with or next following the date on which the Participant attains age 65.

2.24	Participant

“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.25	Participation Agreement

“Participation Agreement” means the agreement submitted by a Participant to the Committee prior to the beginning of the Deferral Period in which he or she made a Deferral Commitment and selected the time and form of distribution. There shall be a separate Participation Agreement for each Deferral Commitment.

2.26	Plan Benefit

“Plan Benefit” means the benefit payable to a Participant as calculated in Article V.

2.27	Plan Year

“Plan Year” means a calendar year.

2.28	Prior Plan

“Prior Plan” means the Citizens Financial Group, Inc. Executive Supplemental Benefit Plan and the Deferred Compensation Plan for Select Employees of Citizens Financial Group, Inc. or any other non-qualified deferral arrangement in place on July 1, 1997.

2.29	RBS

“RBS” is The Royal Bank of Scotland plc.

2.30	RBSG

“RBSG” is The Royal Bank of Scotland Group plc.

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2.31	Retirement

“Retirement” means Separation from Service on or after the Participant’s Early Retirement Date.

2.32	Separation from Service or Separates from Service.

“Separation from Service” or “Separates from Service” occurs when the Employer and the Participant reasonably anticipate that no further services would be performed by the Participant for the Employer after a certain date or, except as provided in Appendix A, that the level of bona fide services the Participant would perform for the Employer after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Employer over the immediately preceding 36-month period (or period of employment, if less than 36 months).

2.33	401(k) Plan

“401(k) Plan” means the Citizens 401(k) Plan as amended from time to time, or any other defined contribution plan maintained by the Employer and qualified under Sections 401(a) and 401(k) of the Code.

2.34	401(k) Excess Benefit

“401(k) Excess Benefit” means the amount of Employer matching contributions credited to a Participant’s Account pursuant to the provisions of Section 4.3.

ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS

3.1	Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to those key officers of the Employer who are designated, from time to time, by the Committee. In addition, the Committee shall designate a select group of Participants to receive the 401(k) Excess Benefit provided by Section 4.3. Notwithstanding the foregoing, no Participants will be added to the Plan after December 31, 2008.

(b) Participation. An eligible Employee may elect to participate in the Plan each Plan Year by submitting a Participation Agreement to the Committee prior to the beginning of the Plan Year in accordance to the rules set forth in Section 3.2.

3.2	Form of Deferral; Minimum Deferral

A Participant may elect in the Participation Agreement any of the following Deferral Commitments:

(a) Salary Deferral Commitment. A Participant may elect to defer from 1 percent to 90 percent of his or her base salary. The amount to be deferred shall be stated as a

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percentage of base salary or dollar amount. The Defense Commitment for base salary shall be delivered to the Committee prior to the beginning of the Plan Year and shall apply only to base salary for services to be performed in the next succeeding Plan Year.

(b) Bonus Deferral Commitment. A Participant may elect to defer from 1 percent to 90 percent of the annual bonus amounts to be paid by the Employer. The Deferral Commitment for annual bonus shall be delivered to the Committee prior to the beginning of the Plan Year and shall apply only to annual bonuses payable for services to be performed in the next succeeding Plan Year.

(c) Long-Term Incentive Deferral Commitment. A Participant may elect to defer from 1 percent to 90 percent of the payments under any long-term incentive plan. The Deferral Commitment with respect to long-term incentive compensation shall be made and delivered to the Committee not later than the date that is 12 months before the end of the performance period for such long-term incentive compensation if such compensation has not become both substantially certain to be paid and readily ascertainable by such date; provided that the Participant performs services continuous from the later of the beginning of the performance period or the date the performance criteria are established through the date of the Deferral Commitment.

(d) Minimum Deferral Commitment. The amount to be deferred under subsections (a), (b) and (c) above shall be stated as an even percentage or dollar amount of each type of Compensation and must not be less than five thousand dollars ($5,000), unless otherwise permitted by the Committee.

3.3	Deferral Commitment by a Newly Eligible Participant

The initial Deferral Commitment of a Newly Eligible Participant shall be made by the Participant and delivered to the Committee not later than 30 days after the Employee is advised by the Committee that he or she is eligible to participate in the Plan; provided that such Deferral Commitment shall apply only to Compensation paid for services to be performed subsequent to the election. A Newly Eligible Participant may defer long-term incentive compensation only if he performs services continuously from the later of the beginning of the performance period or the date performance criteria are established through the date of the Deferral Commitment. With respect to deferral of annual bonuses, hiring bonuses and/or long-term incentive compensation, the initial Deferral Commitment shall apply only to such compensation payable for the performance period multiplied by the ratio of the number of days remaining in the performance period after the initial Deferral Commitment over the total number of days in the performance period.

3.4	Elections for Part-Years

In the event an Employee enters this Plan at any time other than January 1 of any Plan Year, the amount which must be contributed under the appropriate minimum Deferral Commitment stated in Section 3.2 during the initial partial year of participation shall be the pro- rata portion based upon complete months left in the initial Plan Year.

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3.5	Limitation on Deferral

A Participant may defer up to 90 percent of the Participant’s Compensation. However, the Committee may impose another maximum deferral amount or increase the minimum deferral amount under Section 3.2 from time to time by giving written notice to all Participants, provided, however, that no such changes may affect a Deferral Commitment made prior to the Committee’s action.

3.6	Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, upon a finding that the Participant has suffered a Financial Hardship. If a Participant ceases receiving Compensation during a Deferral Period due to Disability, the Deferral Commitment shall cease at that time.

3.7	Change in Employment Status

If the Board determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s Employment, no Deferral Commitments may be made by such Participant with respect to Compensation payable for services to be performed in the Plan Years beginning after the date designated by the Board.

3.8	Cessation of Deferrals

Effective January 1, 2009, no Deferrals shall be permitted under the Plan with respect to services performed after 2008.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1	Accounts

For recordkeeping purposes only, an Account shall be maintained for each Participant. On the effective date of the Plan, each Participant shall have an Account balance equal to any amounts held for the Participant pursuant to any Prior Plan as of July 1, 1997. Effective July 1, 2000, each Participant who was a Participant in the Citizens Financial Group, Inc. Excess 401(k) Plan on June 30, 2000 shall have his or her Account transferred to and accounted for under this Plan. Effective January 1, 2005, a Pre-2005 Account and Post-2004 Account shall be maintained for each Participant who participated in the Plan before 2005.

4.2	Elective Deferred Compensation

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as the corresponding non-deferred portion of the Compensation becomes or would have become payable.

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4.3	401(k) Excess Benefit

With respect to a Participant designated by the Committee to receive the benefit provided by this Section 4.3, for each Plan Year that such Participant defers an amount under this Plan from his or her Excess Compensation, the Participant shall receive a 401(k) Excess Benefit credit under this Plan equal to 50 percent of such deferral, but such additional credit shall in no event exceed 3 percent of the Participant’s Excess Compensation.

4.4	Excise Tax and Lost Benefit Makeup

If as a result of participating in this Plan a Grandfathered Participant is required to pay an excise tax under Section 4999 of the Code, or receives a smaller benefit from any other Employer Plan as a result of any Code Section 280G Golden Parachute limitations, then a makeup amount shall be payable from this Plan. This amount shall be equal to the amount of Section 4999 excise tax payable and any lost benefit from other Employer Plans due to Code Section 280G Golden Parachute limitation, as a result of participation in this Plan, plus any excise tax or income taxes payable due to this payment. The Company and the Grandfathered Participant shall cooperate in good faith in making such determination and in providing the necessary information for this purpose.

4.5	Investment Credit

Prior to April 1, 1999, the Accounts were credited monthly with interest based on the rate specified in Section 2.21. Commencing April 1, 1999, Accounts shall be credited with the investment appreciation or depreciation specified in Section 2.21.

4.6	Determination of Accounts

Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation and 401(k) Excess Benefit credited since the last Determination Date plus the appropriate Investment Credit, minus the amount of any withdrawals or distributions made since the last Determination Date.

4.7	Vesting of Accounts

Each Participant shall be 100 percent vested at all times in the amount of Compensation elected to be deferred under this Plan and Investment Credit thereon. Any 401(k) Excess Benefit credited to the Participant’s Account shall vest at the same rate as the underlying 401(k) Plan, except that the Participant shall become 100 percent vested upon the termination of the Plan, a Change in Control, Disability, or death.

4.8	Statement of Accounts

The Committee shall submit to each Participant, within 90 days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of each Account maintained for a Participant.

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4.9	Participant Selection of Investment Indices

Commencing April 1, 1999, each Participant shall specify, in the manner prescribed by the Committee, the allocation of his or her Account among investment indices available under the Plan. The Participant’s selection of an investment, index will have no bearing on the actual investment or segregation of Company assets, but will be used as the basis for making adjustments to the Participant’s Accounts as described in Section 4.6. A Participant can change his or her investment index or indices at such time, and in such manner, as determined by the Committee. The Committee may change the investment indices available to Participants at any time in its absolute discretion. If a Participant does not select any investment index, his or her Account will be allocated to a default investment index selected by the Committee from time to time.

ARTICLE V - DISTRIBUTION OF BENEFITS

5.1	Retirement Benefit

The Employer shall pay a Plan Benefit equal to the Participant’s Account to a Participant who incurs a Disability or who Separates from Service by reason of Retirement or who Separates from Service within 24 months of a Change in Control that qualifies as a “change in control event” as defined in Section 409A of the Code and the regulations promulgated thereunder. Payment shall be made in the form selected under Section 5.6, and at the time selected by the Participant in his or her Participation Agreement with respect to each Deferral Commitment. If no selection is made by the Participant, the payment shall be made in a lump sum in the beginning of the calendar year following Disability or Separation from Service; provided, however, that with respect to a Participant who is considered a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, distribution of the Participant’s Post-2004 Account shall be made in the seventh month after the Participant’s Separation from Service, if later.

5.2	Termination Benefit

The Employer shall pay a Plan Benefit equal to the Participant’s vested Account to a Participant who Separates from Service for any reason other than those provided for in Section 5.1 or 5.3. The Participant’s non-vested Account shall be forfeited. Such benefit shall be paid in a lump sum within 90 days of the Participant’s Separation from Service; provided, however, that with respect to a Participant who is considered a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, distribution of the Participant’s Post-2004 Account shall be made in the seventh month after the Participant’s Separation from Service. Notwithstanding the foregoing, payment to a Grandfathered Participant shall be made in the form selected under Section 5.6, and at the time selected by the Grandfathered Participant in his or her Participation Agreement with respect to each Deferral Commitment, subject to a six-month delay in the case of a “specified employee.”

5.3	Death Benefit

Upon the death of a Participant, the Employer shall provide a Plan Benefit to the Participant’s Beneficiary in an amount determined as follows:

(a) Post-termination. If the Participant dies after termination of Employment, the amount payable shall be equal to the remaining unpaid balance of the Participant’s Account.

(b) Pre-termination. If the Participant dies prior to termination of Employment, the amount payable shall be the Participant’s Account balance plus an amount equal to one (1) year base salary using the Participant’s base salary rate in effect at time of death.

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5.4	In-Service Withdrawals Other Than Hardship

Participants shall be permitted to withdraw vested amounts from their Accounts subject to the following restrictions:

(a) Timing of Election to Withdraw. The election to make an In-Service Withdrawal must be made at the same time the Participant enters into a Participation Agreement for each Deferral Commitment. A withdrawal election from a Participant’s Pre-2005 Account may be modified as long as the new withdrawal date is at least two (2) years after the initial Deferral, the modification is made at least 13 months prior to the initial withdrawal date and the new withdrawal date is at least 13 months after the date the change is made. A withdrawal election from a Participant’s Post-2004 Account may be modified as long as the new withdrawal date is at least five (5) years from the date of the initial withdrawal date, the modification is made at least 12 months prior to the initial withdrawal date and the modification does not take effect until at least 12 months after the modification date.

(b) Amount of Withdrawal. A Participant can elect to withdraw from 0% to 100% of any Deferral Commitment and any 401(k) Excess Benefit, plus applicable Investment Credit.

(c) Form of In-Service Withdrawals. The amount elected to be withdrawn shall be paid in the form of payment selected by the Participant in his or her Participation Agreement wherein he or she elected the In-Service Withdrawal. Such form of payment may include any of the alternative forms provided in Section 5.6.

5.5	Hardship Distributions

Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, make distributions from the Participant’s vested Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s requirements during the Financial Hardship.

5.6	Form of Benefit Payment

(a) Payment of each of the Participant’s vested sub-accounts to a Participant who incurs a Disability or who Separates from Service by reason of Retirement, Disability, death or within 24 months of a Change in Control that qualifies as a “change in control event” as defined in Section 409A of the Code and the regulations promulgated

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thereunder or to a Grandfathered Participant who Separates from Service for any other reason shall be made in the form selected by the Participant at the time of each Deferral Commitment from among the following alternatives:

(i) Lump-sum payment.

(ii) Substantially equal annual installments of the Account amortized over a period not to exceed 15 years.

(iii) Annual installments of the Account over a period not to exceed 15 years, with a balloon payment as the last payment.

(b) Benefits from each sub-account shall commence based upon one of the following options elected by the Participant:

(i) Within 65 days after the Participant’s Separation from Service.

(ii) In the beginning of a calendar year following Separation from Service selected by the Participant, but not more than five (5) years after the Participant’s Separation from Service.

Notwithstanding the foregoing, in the case of a Participant who is considered a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, payment from the Participant’s Post-2004 Account shall not occur until at least six (6) months after the Participant’s Separation from Service. Any distribution that would otherwise have been made in the first six months of the Participant’s Separation from Service but for the provisions of the preceding sentence shall be made in the seventh month after the Participant’s Separation from Service.

(c) A Participant may modify the form or timing of benefit payment from his or her Pre-2005 Account as long as such modification is made at least 13 months prior to the original payment date and at least 13 months prior to the modified payment date. A Participant may modify the form or timing of benefit payment from his or her Post-2004 Account so long as such modification is made at least 12 months prior to the original payment date, the new payment date is at least five (5) years from the original payment date and the modification does not take effect for at least 12 months after the modification date.

5.7	Small Account(s)

Notwithstanding Section 5.6(a), if a Participant’s Account is less than twenty thousand dollars ($20,000), the Committee shall pay the Participant in a lump sum.

5.8	Accelerated Distribution

Notwithstanding any other provision of the Plan, at any time, a Participant shall be entitled to receive, upon written request to the Committee, a lump-sum distribution equal to 90 percent of his or her vested Pre-2005 Account balance as of the Determination Date immediately

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preceding the date on which the Committee receives the written request. The remaining 10 percent shall be forfeited by the Participant. The amount payable under this section shall be paid in a lump sum within 15 days following the receipt of the notice by the Committee from the Participant.

5.9	Withholding; Payroll Taxes

The Employer or the trustee of any trust established pursuant to Section 10.4 shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

5.10	Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such Plan benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1	Beneficiary Designation

Subject to Section 6.3, each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2	Changing Beneficiary

Subject to Section 6.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.3	Community Property

If the Participant resides in a community property state, the following rules shall apply:

(a) Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

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(b) A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.3(a) by the filing of a new designation with the Committee.

(c) If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(i) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.3(a).

(ii) If the Participant is unmarried at the time of death but was married when the designation was made:

a) The designation shall be void if the spouse was named as Beneficiary unless Participant had submitted a change of beneficiary listing the former spouse as the beneficiary.

b) The designation shall remain valid if a non-spouse Beneficiary was named.

(iii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.4	No Beneficiary Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

(a) the surviving spouse;

(b) the Participant’s children, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c) the Participant’s estate.

6.5	Effect of Payment

The payment to the deemed Beneficiary shall completely discharge the Employer’s obligations under this Plan.

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ARTICLE VII - ADMINISTRATION

7.1	Committee; Duties

This Plan shall be supervised by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2	Agents

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4	Indemnity of Committee

The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1	Claims Procedures.

(a) If a Participant, beneficiary or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a claim for such benefit with the Committee. The Committee shall render its decision on the claim within 90 days (45 days for claims made due to Total and Permanent Disability) after its receipt of the claim.

If special circumstances apply, the 90-day period (or 45-day period in the case of Disability) may be extended by an additional 90 days (30 days in the case of Disability, with an additional 30-day extension if needed), provided that written notice of the extension is provided to the Claimant during the applicable period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim. In addition for claims due to Disability, the notice of extension shall also describe the standards for benefit entitlement, unresolved issues and additional information needed to resolve such issues. The Participant will have 45 days to provide such information and the period for making the benefit determination shall be tolled until the end of such 45-day period or until the information is provided by the Participant, whichever occurs first.

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(b) If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures;

(v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Committee and the Committee fully or partially denies the claim; and

(vi) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request.

(c) A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days (180 days for claims made due to Disability) after receipt of the notice of the denial from the Committee. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Committee may establish. If a Claimant fails to file an appeal within such period, he shall have no further right to appeal.

(d) A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 60 days (45 days for claims due to Disability) after the receipt by the Committee of the appeal. If special

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circumstances apply, the 60-day period may be extended by an additional 60 days (and the 45-day period may be extended by an additional 45 days), provided that written notice of the extension is provided to the Claimant during the initial period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA;

(v) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request; and

(vi) solely with respect to claims made due to Disability, the statement required by Department of Labor Regulations 2560-503-1(j)(5)(iii).

The claims procedures described above shall be administered in accordance with Section 503 of ERISA and regulations promulgated thereunder. Any written notice required to be given to the Claimant may, at the option of the Committee and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

8.2	Legal Fees and Expenses and Continuation of Benefits

In the event of a bona fide dispute between the Company and a Participant with respect to the Participant’s rights under this Agreement, the Company shall pay to the Participant up to $50,000 for reasonable legal fees and expenses (including fees and expenses incurred in connection with an arbitration) certified by the Participant as actually incurred and necessary to enforce or protect such rights. If such dispute shall be finally determined by an authority of competent jurisdiction in favor of the Participant, the Company shall reimburse the Participant for all reasonable legal fees and expenses over $50,000 incurred by the Participant in connection therewith.

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ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of amendment in any Account maintained under the Plan.

9.2	Employer’s Right to Terminate

The Board reserves the right to terminate the Plan, in whole or in part, for any reason.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. The Employer shall pay out to each Participant his or her Pre-2005 Account as if the Participant had terminated service as of the effective date of the Complete Termination. The Employer may accelerate payment of the Participant’s Post-2004 accounts to the extent permitted under Section 409A of the Code and the regulations promulgated thereunder.

Notwithstanding the foregoing, in the case of a Grandfathered Participant, his or her Pre-2005 Account balance shall be increased by fifteen percent (15%), “Adjusted Account.” Payments to each Grandfathered Participant shall be made in equal annual installments with Investment Credit over the period listed below, based on the Adjusted Account balance.

Adjusted Account Balance	Pay-Out Period

Less than $10,000	1 Year
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

ARTICLE X - MISCELLANEOUS

10.1	Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no

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further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of such termination, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s vested Account balance shall be distributed to such Participant in accordance with the provisions of Article V.

10.2	Company and Employer Obligations

The obligation to make benefit payments to any Participant under the Plan shall be a joint and several liability of the Company and the Employer that employed the Participant. Such Company obligation may not be transferred to a successor Company without the express written consent of the Participant to whom the obligation is owed.

10.3	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Any and all of the Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.4	Trust Fund

The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.5	Non-assignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, payments may be made under the Plan to an individual other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

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10.6	Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him or her at any time.

10.7	Protective Provisions

A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to. facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.8	Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.9	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.10	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Rhode Island.

10.11	Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.12	Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

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10.13	Successors

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

CITIZENS FINANCIAL GROUP, INC.

By:

Title:

Dated:	12-23-08

APPENDIX A

Separation from Service

In the case of Lawrence K. Fish, effective December 31, 2007, “Separation from Service” or “Separates from Service” occurs on the date the Employer and Mr. Fish reasonably anticipate that the level of bona fide services Mr. Fish would perform for the Employer after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 50 percent of the average level of bona fide services performed by Mr. Fish for the Employer over the immediately preceding 36-month period.